June 02, 2008

Terms of agreement between:

Global Energy Inc (GE),
With offices in USA at
415 Madison Avenue, 15th Floor
New York, NY 10017
and Israel at
Aviv Tower, 38 fl'
7 Jabotinski St.
POBox 141
Ramat Gan 52520, Israel

And

S.C. Supercom S.A.
With offices in Romania at
Sediul Central
Central de Afaceri "Elisabeta"
St' Gherghitei, nr 23c, Sector 2 Bucharest

And

S.C. Target Group S.R.L.
With offices in Romania at
Calea Floreasca nr. 91-11, Tronson IV
Sector 1 Bucharest.

1.	Global Energy Inc (GEYI)	American company traded over NASDAQ BB at NY stock Exchange. Global has rights to build own and operate plants to convert waste containing hydrocarbons (CH2) into diesel by KDV technology developed by Dr. C. Koch.
2.	SC Supercom SA (SC)	A company registered and operating in Romania in the field of Municipal Solid Waste (MSW) and other hydrocarbon contained wastes. SC is one of the companies collecting and land filling of waste of the city of Bucharest in an amount of aprox. 200,000 tons per year.
3.	Target Group (TG)	A company registered and operating in Romania and assists to facilitate the business and the arrangement between GEYI and SC.
4.	Term sheet	This terms structure the understanding between the parties to participate in development of projects using KDV technology to convert waste to diesel.

5.	Non Discloser Agreement (NDA)	The NDA attached to this term sheet is signed by the parties to enable the disclosure of propriety information.
6.	Tipping Fee and avoided cost	Tipping fee is the some collected by SC for the treatment of the MSW and burying it in the land fill site, Avoided costs are the cost saved by SC when SC is not using land fill to dump the MSW.
7.	Joint operation and partnership between GEYI and SC to use KDV technology in Romania	GEYI and SC (together the "parties") will form a joint company registered to operate in Romania to convert waste into Diesel. (The J.V.) The partnership will be 51% for GEYI and 49% for SC
8.	Project and Project finance	1. SC will purchase and install the first KDV unit to process approximately 1 ton of MSW per hour and produce 500 liter of diesel per hour. GEYI will submit to SC a detailed draft contract for the purchase of the KDV 500 detailing the price, terms of payment, time table and manufactures guarantee.
2. GEYI will guarantee the supply of the necessary catalizator for a period of not less then 10 years.
3. Once the parties demonstrate the economic feasibility of the unit, SC will transfer the unit to the J.V. and the parties will than develop a project with a capacity to produce up to 1000 tons of MSW per day. Provided S.C. can secure the M.S.W. with a contract with the municipality for not less than 10 years.
4. The parties can agree on more units or larger capacity size if S.C. can secure the adequate quantity of MSW for such projects with contracts with the municipalities for not less than 10 years.
5. Projects will be financed by the way of "project finance" where S.C. will invest the required equity and will apply for loans, grants and other institutional loans on a non recourse basis as much as possible. It is also agreed that the equity of S.C. can be invested into the project company as share holders loans.
6. The finance cost will be beared by the J.V.
7. The final project finance will be detailed in the final agreement between the parties.
8. The J.V. will have its own bank accounts.
9. The parties agree to distribute a minimum of 25% from the free cashflow every year, in accordance with the law, as dividends.
10. The parties agree to take the J.V. company public or bring additional investors as the parties may see it deem possible.
9.	Project management	The parties will jointly appoint the chairman of the board and the C.E.O. The CFO will be appointed by GEYI.

10.	Project operation	The parties will subcontract a project operation (could be SC) to operate the plant. If SC will be the operator it will be on a competitive basis and will be entitled to 10% above cost as will be determined by the parties as fee for its management of the project.
11.	Supply of MSW	SC will be responsible to supply the required quantity of rich hydrocarbon content waste ready for the KDV at cost to be determined by the parties, the parties may elect to receive raw MSW and sort it by the project company.
12	Tipping fee for the project company	SC will pay to the J.V. the sum of avoided cost as will be agreed by the parties for each ton of MSW processed by the KDV technology.
13.	SC responsibility	SC will be responsible for:
a.           Arrange for all permits to build and operate the facility.
b.           Arrange all possible grants and non recourse loans for the project.
c.           Any other required local assistance.
d.           All permits of environmental to allow continues operations as required by local laws. This has to be in place prior to starting the work.
e.           Electricity supply for continues operations if needed.
f.           Land on which the KDV can be installed, the lease fees of the plot to be paid by the J.V.
g. If the J.V. sales the Produced diesel, then S.C. will undertake to make the arrangements for such sales, contracts to be signed by the C.E.O. and the C.F.O.
14.	Target Group	The parties agree that T.G. is entitled to a share in the J.V. each party will give T.G. a share from its share.
GEYI is giving T.G. 4% in the J.V
S.C. is giving T.G. 6% in the J.V
According to the above T.G. will be entitled to 10% of all money and dividends distributed to the partners (after shareholders loans are fully paid back).
If the partners decide to go public or bring in additional investors or any other form of exit, than T.G. will be issued 10% of the shares prior to such act and will be diluted there after as any of the partners.
15.	Reports	The parties understand that GEYI as public company has to file reports with SEC according the law and the regulation in USA.

Agreed and accepted by the parties.

Global Energy Inc.	SC Supercom SA	SC Target Group SRL
By	By	By
Asi Shalgi C.E.O.	Ilie Ionel Ciuclea D.G.	Chanan Schiffer